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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported):  August 2, 2002
                                                          --------------



                              STONEPATH GROUP, INC.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



          Delaware                      0-26929                  65-0867684
----------------------------      ---------------------    ---------------------
(State or Other Jurisdiction          (Commission              (IRS Employer
     of Incorporation)                File Number)           Identification No.)


Two Penn Center Plaza, Suite 605, Philadelphia, PA                    19102
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(Address of Principal Executive Offices)                            (Zip Code)


Registrant's telephone number, including area code 215-564-9193
                                                   ------------

                                 Not Applicable
          ------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)



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Item 5.  Other Events.

We have recently completed the restructuring of our outstanding shares of Series C Preferred Stock.

On or about March 3, 2000, we completed a private placement transaction in which we issued 4,166,667 shares of our Series C Preferred Stock and warrants to purchase 416,667 additional shares of Common Stock for aggregate gross proceeds of $50,000,000.

The terms of our Series C Preferred Stock initially required us to use the proceeds from this offering solely for investments in early stage Internet companies. In February 2001, we received consents from the holders of more than two-thirds of our issued and outstanding shares of Series C Preferred Stock to modify this restriction to permit us to use the proceeds to make any investments in the ordinary course of our business, as from time-to-time determined by our Board of Directors, or for any other business purpose approved by our Board of Directors.

In exchange for these consents, we agreed to a private exchange transaction in which we would issue to the holders of our Series C Preferred Stock as of July 18, 2002, additional warrants to purchase up to a maximum of 2,692,194 shares of our Common Stock at an exercise price of $1.00 per share, and reduce from $26.58 to $1.00, the per share exercise price of 307,806 existing warrants owned by the holders of our Series C Preferred Stock. As a condition to receiving the additional warrants and having their existing warrants re-priced, the holders of the Series C Preferred Stock agreed to convert their shares of preferred stock into shares of our Common Stock.

At the request of the largest holder of Series C Preferred Stock (because of legal limitations in its governing instruments which prevent it from holding our Common Stock), we expanded the exchange transaction to include an additional alternative. We provided holders of our Series C Preferred Stock as of July 18, 2002 with the alternative of exchanging the Common Stock issuable upon conversion of the Series C Preferred Stock, the additional warrants and re-priced warrants for shares of a newly designated Series D Convertible Preferred Stock.

As a result of the exercise of these rights by the holders of our Series C Preferred Stock, all of the Company's shares of Series C Preferred Stock, representing approximately $44 million in principal amount, together with warrants to purchase 149,457 shares of our Common Stock, have been surrendered and retired in exchange for a combination of securities consisting of:

        o  1,911,071 shares of Common Stock;
        o 1,543,413 warrants to purchase common stock at an exercise price of $1.00; and
        o Shares of Series D Convertible Preferred Stock which are convertible into 3,607,448 shares of Common Stock.

The following description summarizes certain general terms and conditions of the shares of Series D Convertible Preferred Stock ("Series D Shares"), is not complete, and is qualified in its entirety by reference to all of the provisions of the Certificate of Designation for the Series D Shares and the form of Exchange Agreement for the Series D Shares:

              o Designation and Amount. We have authorized for issuance up to 700,000 Series D Shares, although as of the date hereof we have issued 360,745 shares.

              o Dividends. No dividends are payable or accrue with respect to the Series D Shares.

              o Liquidation Preference. In the event of any liquidation, dissolution or winding-up of the Company prior to December 31, 2003 (which also includes certain mergers, consolidations and asset sale transactions), holders of the Series D Shares are entitled to a liquidation preference equal to $60 per share, paid prior to and in preference to any payment made or set aside for holders of Common Stock, but subordinate and subject in preference to the prior payment in full of all amounts to which holders of other classes of preferred stock may be entitled to receive as a result of such liquidation, dissolution or winding-up. In the event of any liquidation, dissolution or winding-up on or after December 31, 2003, the holders of the Series D Shares are entitled to participate in all distributions made to the holders of our Common Stock on an as if converted basis.

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              o  Conversion. Each holder of our Series D Shares has the right to convert at any time all or a portion of his Series D Shares into ten (10) shares of Common Stock for each Series D Share converted, subject to certain antidilution adjustments. Any Series D Shares that are outstanding after December 31, 2004 will automatically be converted into Common Stock. Automatic conversion will also occur:
              (i) once the average closing price of our Common Stock is over $7.50 for thirty (30) consecutive trading days; (ii) upon a merger or sale transaction after December 31, 2003, unless the transaction otherwise provides for the exchange of the outstanding Series D Shares for a like-kind preferred stock of the acquiror/surviving corporation; or (iii) upon the affirmative vote of holders of eighty (80%) percent of the Series D Shares.

              o Voting. Except under limited circumstances (relating to a merger or sale that would result in an automatic conversion), the holders of the Series D Shares have no voting rights except as required by applicable law. For any matter on which the holders of the Series D Shares are entitled to vote, they will vote together with the holders of our Common Stock as a single class on an as if converted basis, unless otherwise required by law.

              o Restrictions on Resale. Resale of the shares of Common Stock issuable upon conversion of the Series D Shares are subject to the following limitations. Resale of the shares is prohibited until the earlier of: (i) July 19, 2003; or (ii) until such time that the average closing price of the Common Stock for a period of ten
              (10) consecutive trading days is $4.50 or greater. Thereafter, from the date that the prohibition upon resale lapses through July 19, 2004, resale of the Common Stock would be subject to the following "spill-out" limitations:

                 o On any day when the Common Stock trades fewer than 100,001 shares, the holder may sell up to twenty percent (20%) of the daily volume as traded on AMEX or a subsequent market (the "Daily Volume");

                 o On any day when the Common Stock trades between 100,001 and 150,000 shares, the holder may sell up to twenty five percent (25%) of the Daily Volume;

                 o On any day when the Common Stock trades between 150,001 and 300,000 shares, the holder may sell up to thirty percent (30%) of the Daily Volume;

                 o On any day when the Common Stock trades between 300,001 and 700,000 shares, the holder may sell up to thirty five percent (35%) of the Daily Volume; and

                 o On any day when the Common Stock trades more than 700,000 shares, the holder may sell up to forty five percent (45%) of the Daily Volume.

              On any trading day when the Common Stock closes above $6.00 per share, each of the above percentages are increased by ten percent (10%) for that trading day. Once the average closing price of the Common Stock is $7.50 per share or above for thirty (30) consecutive trading days, there shall be no restriction on the number of shares of the Common Stock that the holder may sell on that trading day. The holder may sell any number of shares of the Common Stock in a direct placement(s) with a single purchaser or group of purchasers, such direct placement(s) to be made on an off-market basis, provided such purchaser agrees to the restrictions upon resale identified above.

              All restrictions upon resale would lapse upon the occurrence of certain mergers, consolidations and asset sale transactions and upon the automatic conversion of the Series D Shares.



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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (c) Exhibits.

             4.25   Certificate of Designation of Series D Preferred Stock(1)
             4.26 Form of Exchange Agreement by and between the Company and certain holders of the Company's Series C Preferred Stock(1)







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(1) Incorporated by reference to Amendment No. 1 to the Company's Registration
    Statement on Form S-3 filed July 31, 2002 (Registration No. 333-91240).


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         STONEPATH GROUP, INC.



Date: August 2, 2002                     By: /s/ Dennis L. Pelino
                                             -----------------------------------
                                             Name:  Dennis L. Pelino
                                             Title: Chairman and Chief Executive
                                                    Officer